UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities
               Exchange Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934


                         Commission File Number _______


                            INTEGRITY HOLDINGS, LTD.
             (Exact name of registrant as specified in its charter)


     Camden Lock, South Dock Road, Dublin 4, Ireland, Tel: 011-3531-667-7727
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Equity
                            $.001 par value per share
            (Title of each class of securities covered by this Form)


                                      None
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)        X              Rule 12h-3(b)(1)(i)        X
   Rule 12g-4(a)(1)(ii)      |_|             Rule 12h-3(b)(1)(ii)      |_|
   Rule 12g-4(a)(2)(i)       |_|             Rule 12h-3(b)(2)(i)       |_|
   Rule 12g-4(a)(2)(ii)      |_|             Rule 12h-3(b)(2)(ii)      |_|
   Rule 15d-6                |_|


     Approximate number of holders of record as of the certification or notice date: 270

         Pursuant to the requirements of the Securities Exchange Act of 1934, Integrity Holdings, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            Integrity Holdings, Ltd.

Date: January 5, 2000      __/s/  Paul Carroll__________
                           -----------------------------------------------------
                           By:  Paul Carroll, Chief Financial Officer